EXHIBIT 99.1

 Eagle Bancorp Announces Second Quarter Earnings, Declares Quarterly
         Cash Dividend and Announces Stock Repurchase Program

    HELENA, Mont.--(BUSINESS WIRE)--Jan. 20, 2005--Eagle Bancorp ("Eagle") (OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $571,000, or $0.50 per share ($0.48 per share diluted), for the three months ended December 31, 2004, and declared a cash dividend of $0.18 per share. These earnings represent a decrease of 1.6% compared to $580,000 for the quarter ended December 31, 2003, and an increase of 59.5% compared to $358,000 for the previous quarter ended September 30, 2004. Earnings for the six month period ended December 31, 2004, were $928,000, or $0.80 per share ($0.77 per share diluted), a decrease of $422,000, or 31.3%, compared to $1.35 million for the six month period ended December 31, 2003.
    Eagle also announced that the Board of Directors approved a repurchase program for the company's shares. The Board's action permits Eagle to acquire up to 57,500 shares of its common stock subject to market conditions. This represents approximately 11% of the outstanding common stock currently held by the public. Repurchases are authorized to be made from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be held for general corporate purposes and/or issuance pursuant to Eagle's benefit plans. The repurchase plan also allows for the possibility of unsolicited negotiated transactions or other types of purchases. No shares will be purchased from directors or officers of Eagle.
    Also today, Eagle's Board of Directors declared a quarterly cash dividend of $0.18 per share for the second quarter of Eagle's fiscal year. The dividend is payable February 11, 2005, to shareholders of record at the close of business on January 28, 2005.
    The decrease in net income of $9,000 for the second quarter was the result of a decrease in noninterest income of $177,000 and an increase in noninterest expense of $32,000, offset by an increase in net interest income of $88,000. Eagle's tax provision was $112,000 lower in the current quarter. Noninterest income decreased due to the decline in net gain on sale of loans (due to the slowdown in mortgage refinance activity) and to a decline in income from loan servicing. The value of servicing fluctuates depending on the movement of interest rates and the relationship between interest rates and an assumed rate of early repayment of loans. Generally repayment rates are assumed to increase in a declining interest rate environment and decrease when rates rise. Eagle's annualized return on assets was 1.13% and its annualized return on equity was 9.50% for the quarter, compared with 1.11% and 9.68%, respectively, for the same quarter in 2003.
    Total interest and dividend income decreased by $102,000 to $2.27 million for the quarter ended December 31, 2004, from $2.37 million for the quarter ended December 31, 2003. This was due to decreases in interest and fees on loans of $105,000 and dividends on FHLB stock of $15,000, which was partially offset by an increase in interest on securities available-for-sale of $27,000. Total interest expense decreased $189,000 to $621,000 for the quarter ended December 31, 2004, from $810,000 for the quarter ended December 31, 2003. Interest on advances decreased $112,000 and interest on deposits decreased $77,000.
    Earnings for the six month period ended December 31, 2004, were $928,000, or $0.80 per share ($0.77 per share diluted), a decrease of $422,000, or 31.3%, compared to $1.35 million, or $1.14 per share ($1.13 per share diluted) for the six month period ended December 31, 2003. The decrease in net income for the period was the result of a decrease in noninterest income of $1.093 million, offset by an increase in net interest income of $278,000 and a decrease in noninterest expense of $67,000. Noninterest income decreased due to the decline in net gain on sale of loans and to larger increases in the value of Eagle's servicing rights in the previous year's period. Eagle's tax provision was $326,000 lower in the current period. Eagle's annualized return on assets was 0.92% and its annualized return on equity was 7.80%, compared with 1.32% and 11.31%, respectively, for the same six-month period in 2003.
    Total assets decreased $3.4 million, or 1.7%, to $199.6 million at December 31, 2004, from $203.0 million at June 30, 2004. Investment securities available-for-sale decreased $6.3 million, or 7.1%, to $82.2 million from $88.5 million. Loans receivable increased $2.0 million, or 2.2%, to $94.5 million from $92.5 million. Advances from the Federal Home Loan Bank decreased $3.53 million, to $3.92 million from $7.45 million, while deposits were up slightly. Total stockholders' equity decreased $0.4 million, or 1.7%, to $23.6 million at December 31, 2004, from $24.0 million at June 30, 2004, principally as a result of $1.87 million in treasury stock purchased during the period, net income for the period of $928,000 and a decrease in accumulated other comprehensive loss of $621,000 mainly due to a reduction in net unrealized loss on securities available-for-sale.
    American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 53% of Eagle Bancorp's common stock.

    Financial highlights for Eagle Bancorp follow.


EAGLE BANCORP AND SUBSIDIARY
(consolidated)

                                             December 31,    June 30,
                                                 2004          2004
                                              (Unaudited)   (Audited)
ASSETS
Cash and due from banks                        3,777,931    3,587,145
Interest-bearing deposits with banks             265,499      759,621
Investment securities available-for-sale,
 at market value                              82,167,927   88,547,458
Investment securities held-to-maturity, at
 cost                                          1,328,352    1,565,692
Federal Home Loan Bank stock, at cost          1,419,600    1,672,200
Mortgage loans held-for-sale                   1,223,835    1,436,747
Loans receivable, net of deferred loan fee
 and allowance for loan losses                94,450,242   92,456,589
Accrued interest and dividends receivable      1,050,768    1,079,815
Mortgage servicing rights, net                 1,981,240    2,003,258
Property and equipment, net                    6,443,690    6,557,883
Cash surrender value of life insurance         4,960,775    2,476,842
Real estate acquired in settlement of
 loans, net of allowance for losses                    0            0
Other assets                                     551,052      870,001
                                            ------------- ------------
           Total assets                      199,620,911  203,013,251
                                            ============= ============

LIABILITIES
Deposit accounts:
   Noninterest bearing                         9,989,538    9,267,458
   Interest bearing                          160,347,137  160,801,422
Advances from Federal Home Loan Bank           3,918,518    7,450,000
Accrued expenses and other liabilities         1,778,419    1,469,832
                                            ------------- ------------
           Total liabilities                 176,033,612  178,988,712

EQUITY
Preferred stock (no par value, 1,000,000
 shares authorized, none issued or
 outstanding)
Common stock (par value $0.01 per share;
 9,000,000 shares authorized; 1,223,572
 shares issued; 1,156,872 and 1,212,372
 shares outstanding at December 31, 2004
 and June 30, 2004, respectively)                 12,236       12,236
Additional paid-in capital                     4,131,040    4,072,947
Unallocated common stock held by employee
 stock ownership plan ("ESOP")                  (184,048)    (202,448)
Treasury stock, at cost (66,700 and 11,200
 shares at December 31, 2004 and June 30,
 2004, respectively)                          (2,072,190)    (198,665)
Retained earnings                             21,989,379   21,250,088
Accumulated other comprehensive (loss)
 income                                         (289,118)    (909,619)
                                            ------------- ------------
           Total equity                       23,587,299   24,024,539

           Total liabilities and equity      199,620,911  203,013,251
                                            ============= ============


                     EAGLE BANCORP AND SUBSIDIARY
                   Consolidated Statements of Income

                         Three Months Ended       Six Months Ended
                            December 31,            December 31,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
Interest and Dividend
 Income:
Interest and fees on
 loans                 $1,507,239  $1,612,587  $2,971,646  $3,285,876
Interest on deposits
 with banks                 9,320      11,028      24,738      29,427
FHLB Stock dividends        7,000      21,533      20,965      43,847
Securities available-
 for-sale                 733,145     706,460   1,428,883   1,266,827
Securities held-to-
 maturity                  16,648      23,628      34,313      49,606
                       ----------- ----------- ----------- -----------
     Total interest
      and dividend
      income            2,273,352   2,375,236   4,480,545   4,675,583
                       ----------- ----------- ----------- -----------
Interest Expense:
Deposits                  587,905     665,152   1,166,390   1,441,922
FHLB Advances              32,858     145,085      93,157     290,494
                       ----------- ----------- ----------- -----------
     Total interest
      expense             620,763     810,237   1,259,547   1,732,416
                       ----------- ----------- ----------- -----------

Net Interest Income     1,652,589   1,564,999   3,220,998   2,943,167
Loan loss provision             0           0           0           0
                       ----------- ----------- ----------- -----------
Net interest income
 after loan loss
 provision              1,652,589   1,564,999   3,220,998   2,943,167
                       ----------- ----------- ----------- -----------
Noninterest income:
Net gain on sale of
 loans                    110,611     217,562     225,076     806,543
Demand deposit service
 charges                  144,733     164,820     283,916     326,136
Mortgage loan
 servicing fees           251,292     337,436     335,715     833,132
Net gain on sale of
 available-for-sale
 securities                 9,964      (8,609)      9,771       1,302
Other                     105,830      88,375     200,279     180,272
                       ----------- ----------- ----------- -----------
     Total noninterest
      income              622,430     799,584   1,054,757   2,147,385
                       ----------- ----------- ----------- -----------
Noninterest expense:
Salaries and employee
 benefits                 807,347     816,840   1,616,235   1,536,845
Occupancy expenses        122,507     112,342     248,117     232,627
Furniture and
 equipment
 depreciation              79,650      60,731     157,910     121,837
In-house computer
 expense                   65,686      56,469     127,552     116,052
Advertising expense        47,172      29,207      87,016      74,227
Amortization of mtg
 servicing fees            93,506     122,673     189,126     387,808
Federal insurance
 premiums                   6,114       6,316      12,333      12,794
Postage                    22,709      28,554      48,255      59,399
Legal,accounting, and
 examination fees          48,878      43,701      83,578      71,943
Consulting fees            11,637       3,780      22,664      11,340
ATM processing             11,856      12,920      23,482      26,697
Other                     240,809     232,183     440,990     472,914
                       ----------- ----------- ----------- -----------
     Total noninterest
      expense           1,557,871   1,525,716   3,057,258   3,124,483
                       ----------- ----------- ----------- -----------
Income before
 provision for income
 taxes                    717,148     838,867   1,218,497   1,966,069
                       ----------- ----------- ----------- -----------
Provision for income
 taxes                    146,518     258,667     290,160     616,514
                       ----------- ----------- ----------- -----------
Net income               $570,630    $580,200    $928,337  $1,349,555
                       =========== =========== =========== ===========
Basic earnings per
 share                      $0.50       $0.49       $0.80       $1.14
                       =========== =========== =========== ===========
Diluted earnings per
 share                      $0.48       $0.49       $0.77       $1.13
                       =========== =========== =========== ===========
Weighted average
 shares outstanding
 (basic eps)            1,145,492   1,181,412   1,158,823   1,180,835
                       =========== =========== =========== ===========
Weighted average
 shares outstanding
 (diluted eps)          1,199,812   1,195,212   1,199,235   1,194,635
                       =========== =========== =========== ===========


    CONTACT: Eagle Bancorp
             Larry A. Dreyer, 406-457-4012
             Peter J. Johnson, 406-457-4006